Exhibit 99.2

Event ID:   141139452737

Culture:   en-US

Event Name: Q2 2015 Implant Sciences Corp Earnings Call

Event Date: 2015-02-17T21:15:00 UTC

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Notes:

Converted From Text Transcript

141139452737

Q2 2015 Implant Sciences Corp Earnings Call

February 17, 2015

C:  William McGann; Implant Sciences Corporation; CEO

C:  Roger Deschenes; Implant Sciences Corporation; CFO

C:  Robert Liscouski; Implant Sciences Corporation; EVP - Business Development

C:  Darryl Jones; Implant Sciences Corporation; VP - Sales & Marketing

P:  Mark Jordan; Noble Financial Group; Analyst

P:  Tim Shems; ;

P:  Peter Curtis; BSE;

P:  Kenneth Rybicki; ;

P:  Patrick Mayer; ;

P:  Sean Sullivan; ;

P:  Vincent Quark; ;

P:  Jacob Jacobi; ;

P:  Albi Bathegin; ; Shareholder

P:  Irvin Jacobi; ; Private Investor

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C: William McGann;Implant Sciences Corporation;CEO

C: Roger Deschenes;Implant Sciences Corporation;CFO

C: Robert Liscouski;Implant Sciences Corporation;EVP - Business Development

C: Darryl Jones;Implant Sciences Corporation;VP - Sales & Marketing

P: Mark Jordan;Noble Financial Group;Analyst

P: Tim Shems;;

P: Peter Curtis;BSE;

P: Kenneth Rybicki;;

P: Patrick Mayer;;

P: Sean Sullivan;;

P: Vincent Quark;;

P: Jacob Jacobi;;

P: Albi Bathegin;;Shareholder

P: Irvin Jacobi;;Private Investor

P: Operator;;

+++ presentation

Operator^ Good day, ladies and gentlemen, and welcome to the Q2 2015 Implant Sciences Corporation Earnings Conference Call. My name is Steve, and I'll be your operator for today.

At this time, all participants are in a listen-only mode. We'll conduct a question and answer session towards the end of this conference.

(Operator Instructions)

As a reminder, this call is being recorded for replay purposes.

I would now like to turn the call over to Mr. Bill McGann, Chief Executive Officer. Please proceed, sir.

William McGann^ Thank you, Steve. Good afternoon, everyone, and welcome again to the Implant Sciences Q2 earnings call. I'll kick it off here with just a brief outline of the agenda for this afternoon, and we'll start with, as typical, Roger Deschenes giving a financial update, and then we'll come back to me to address a few important matters that I'm sure the shareholders are interested in hearing about and probably want to have some follow-on questions around, and those items will be addressing the recent changes in the company on the leadership.

We will then flow into some brief descriptions that talk about our progress in some areas I'm sure you're all want to hear, updates on TSA, global growth around the world. We'll then try to anticipate and address upfront some of the critical things. We'll do our best to answer your questions on that upfront and assure you that our strategy is still in play and well intact.

And finally, we'll introduce some of the changes that you can expect from the company going forward. I'm sort of going to take the approach of trying to take a one, two, three of this is what we're here to do, this is what you can expect from us and, in return, this is kind of what we're going to expect in return. And I think when we get through that section, I will, in part of that, introduce Bob Liscouski, our Executive Vice President, former board member and still board member. And we'll open it up for questions.

So with that, Roger, if you want to take it away.

Roger Deschenes^ Thank you, Bill. I'd like to begin with our Safe Harbor disclosure. During this afternoon's presentation, we will make forward-looking statements concerning upcoming events and our expectations regarding the company's financial performance. Each time we do, we will try to identify these statements with words such as expect, believe, anticipate or other words that indicate potential events. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those stated in the forward-looking statements.

Please consider the risk factors contained in the press release issued today, February 17, 2015, and stated during this conference call as well as the risk factors and uncertainties described in our annual report on Form 10-K for the fiscal year ended June 30, 2014, which is on file with the Securities and Exchange Commission.

During our presentation, we may discuss or disclose non-GAAP measures. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with U.S. GAAP. The presentation of non-GAAP information is intended instead to provide additional information to investors to facilitate the comparison of past and present results.

A replay of the conference call will be available for a limited time by dialing 888-286-8010 within the United States or 617-801-6888 outside the United States and entering the passcode 31927612.

Any forward-looking statements we make today are based on assumptions which we believe to be reasonable as of today, February 17, 2015. We undertake no obligation to update these statements as a result of future events.

Finally, this conference call is the property of Implant Sciences Corporation, and any recording, reproduction or rebroadcast of this conference call without the expressed written consent of Implant Sciences Corporation is prohibited.

On February 17, 2015, we issued an earnings press release summarizing the company's financial performance for the three and six months ended December 31, 2014. Our quarterly report on Form 10-K for the just concluded quarter is in the process. It will be filed with the Securities and Exchange Commission today, February 17, 2015. I'll now begin the review of our financial results.

Revenues for the three months ended December 31, 2014, were $2,141,000, which compares with $3,150,000 for the comparable prior year period, a decrease of $1,009,000 or 32%. For the six months, revenues were $4,010,000, which compares with $4,315,000 for the prior year period, a decrease of $305,000 or approximately 7%.

For the three months, the decrease in revenues is primarily due to a 32% decrease in the number of QS-B220 desktop units sold, and this is due to decreased shipments to the U.S. air cargo screening facilities in the current period; a 25% decrease in unit shipments of our QS-H150 handheld devices. This is due to decreased shipments into Japan and is also impacted by decreases in average unit sell prices we realized on our QS-B220, which decreased about 3.6%, and on our QS-H150 systems, which decreased 15.6%.

The decrease in revenues for the six months period is due primarily to a 22.5% decrease in the number of our QS-B220 desktop units sold. Again, this is due to decreased shipments into the U.S. air cargo screening facilities market and a decrease in our average unit sell prices realized on our QS-B220 desktop units, which decreased 4.8%; and a decrease in our average sell price for our QS-H150, which decreased 13.4%.

These decreases are offset partially by 35 -- or approximately 36% increase in the number of QS-H150 units we sold in the recent quarter and recent six-month period compared to the prior period, and this is due to an increase in shipments into China and Africa. Competitive market conditions have impacted our average unit sell prices in the current periods as the change in the distribution channel. The current period, we sold more through our distributors, whereas in the prior periods, we sold directly to the customers, and this has impacted our average sell prices.

Our gross margin for the three months ended December 20 -- December 31, 2014, was $364,000 or 17% of revenues, which compares with $1,170,000 or 37.1% of revenues for the prior year period. For the six months, gross margin was $982,000 or 24.5% of revenues, which compares with $1,383,000 or 32.1% of revenues for the prior year period. The decrease in gross margin for both three and six month periods is primarily due to the decrease we've realized in the average unit sell prices for our devices and decreased manufacturing overhead absorption due to the decreased B220 unit volume.

Research and development expense for the three months ended December 31, 2014, was $1,288,000 as compared with $1,191,000 for the prior year period, an increase of $97,000 or just over 8%. For the six-month period, research and development expense was $2,572,000, which compares with $2,422,000 for the prior year period, an increase of $150,000 or 6.2%. The increase in research and development expense in both the three- and six-month periods is due primarily to an increase in payroll and related benefit costs, an increase in stock-based compensation, increased travel expenses incurred in support of our government qualifications and increases in prototype expense, and all of these increases are partially offset by a decrease in engineering consulting fees.

Selling, general and administrative expenses for the three months ended December 31, 2014, were $3,195,000, which compares with $2,686,000 for the comparable prior year period, an increase of $509,000 or 19%. The increase in the SG&A expense is due primarily to cost incurred to the -- due to the resignation of our former CFO (sic - CEO), and this is partially offset by a $218,000 decrease in stock-based compensation on nonemployee warrants and decreases in consulting and variable selling expenses.

For the six-month period, selling, general and administrative expenses decreased $224,000 or 3.7% to $5,870,000 as compared to $6,094,000 for the comparable prior year period. The decrease in SG&A expenses is due primarily to decreased stock-based compensation on employee options and on nonemployee warrants and decreases in several administrative expenses, which we've noted in the earnings release. These decreases are partially offset by costs, again, that we incurred due to the resignation of our former CEO.

Other expense for the three months ended December 31, 2014, was $2,125,000 as compared with other expense of $1,674,000 for the prior year period, an increase of $451,000. For the six-month period, other expense was $4,159,000, which compares with other expense of $3,269,000 for the prior year period, an increase of $890,000. The increase for both periods is due to an increased interest expense on higher borrowings under our current credit facility with DMRJ and under our credit facility with BAM.

Our net loss of three months ended December 31, 2014, was $6,244,000, which compares with a net loss of $4,381,000 for the comparable prior year period, an increase of $1,863,000 or just under 43%. For the six months, our loss was $1,619,000 (sic- $11,619,000) as compared with a net loss of $10,402,000 for the prior year period, an increase of $1,217,000 or approximately 11.7%. The increase in the net loss, again, for the three- and six-month period is primarily due to lower sales and gross margin and then costs incurred due to the resignation of our former CEO and an increase in interest expense.

Aggregate stock-based compensation recorded on employee stock options and nonemployee warrants amounted to $632,000 for the quarter ended December 31, 2014, which compares to $849,000 the prior year period. And for the six months, the stock-based compensation was $1,536,000, which compares to $2,461,000 in the prior year period.

That concludes the financial report, and I will now turn the call over to Bill.

William McGann^ Thank you, Roger. So let's -- going back to the agenda, and I'll have a few brief remarks on the topics I addressed earlier, and then we'll open up the floor for some questions.

Let's start with talking about the recent changes in the leadership of the company, namely the CEO position, which I agreed to take on January 16. Going back in time when Glenn took over several years ago, Implant Sciences was a very, very different company. In fact, one very much on the verge of going out of business.

It needed a lot of things. It needed focus. It needed -- or a critical need, access for capital. It needed a very strong financial professional to sort through all the issues and build some value around a strong team. And really, that's what Glenn brought to the company that sort of got us all here today.

Our progress in that time, six years roughly, today Implant Sciences is recognized as being a leader in trace detection. We have a very much living and breathing, capable, credible organization that's competing on the world stage for very large orders right now and demonstrated winning an award contract from the single-most desirable customer in the entire ETD industry being TSA.

So while we still face a lot of the challenges, financially speaking, that the company has had in its legacy, the company and the board recognizes that the key obstacles now between us and our success lie in other areas, which we must now really focus.

And so in a nutshell, this is what the change in leadership is all about. It's really a natural part of the business cycle. And in that process, the board felt that the path -- the best path to leveraging our progress that I just highlighted to our future success in creating a strong link is to really focus on a very different set of objectives in this new part of the business cycle.

So first, we really want to put very much a laser focus on execution on the orders that we have to drive revenues. We'll talk briefly about that. I mean, everybody knows how hard the company has worked to deliver an award on TSA. Currently, we are still sitting on millions of dollars of backlog that we must deliver and basically convert into revenue and ultimately collect cash on to drive this company forward.

In addition to that, and this is an interesting point, at least for me, having more than two decades of perspective on this industry, is that I don't think, and I'll challenge anybody out there to help me with this, that there has been any time in the past 20-plus years where there has been a period of time spanning between 6 and 18 months where there are more recognized awards and tenders for awards on the horizon than there is in the current period of time. And that's largely driven by the TSA award, which we all know about, and we're very proud of, which is nearly 1,200 systems. And that's perhaps not the largest order TSA has ever awarded in one go, but it's very, very close to that.

And on top of that, we have all of these European Civil Aviation Conference or ECAC tenders, which our teams are furiously doing trials in airports around Europe and submitting tender documents for awards that are coming in the next six to nine months and beyond that equal at a minimum and in some ways, we believe, far greater than the 1,170 TSA units. So if you add those numbers up, I can't think of a time in the past, including the time immediately after 911, when there have been this many sales opportunities for explosive trace detectors in the 25-odd-year history of the industry.

So it really is a challenging time and a very exciting time from that perspective. And point number one is we need to really focus on the orders that we have and deliver that backlog with quality and to drive the revenues and win those tenders around the world, which Darryl and the team and everybody in the company is supporting.

Second point really is a critical one, and that is we really recognize the need to establish more balance in our operations between revenue generation and cost control. This is foundational to get the profitability. I've been on a number of board calls and, obviously, earnings calls in the past couple years, and if you think about the company from a behavior point of view, again, the legacy was such that without all the approvals and without that -- we used to talk about the capable to credible to competitive, without that credibility and capability, we had to cast a very broad net everywhere, around the world to try to win every single order that we could just to stay alive.

And while I don't want to sound dismissive of winning orders in onesie-twosies, we are in a different world now, and we must really focus and start to build a more strategic net that we cast to win orders where we really know we can win, we can leverage our strengths and minimize our weaknesses and drive profitable revenues from those efforts. And so we're really taking a careful look at balancing where we make investments in our money, where we cut back, where we drive growth in our organization and in our sales efforts to make the revenues higher win rates and more profitable. That's a really important focus in the company.

I'm not going to say it's new. Of course, all companies do this, but we really are trying to shift the focus among every single person in the company to drive toward that. I'll say more about that in a minute.

The third point I really want to talk about is, ultimately, in a very specific programmatic way, try to start coming up with a plan to reduce and ultimately eliminate our reliance on external funding, primarily from expensive debt from our lenders who have been very, very supportive of us in the past and continue to be. We think once we do this, it will really help unlock the intrinsic value that exists in our company today. And it's not always easy to see when you listen to the numbers that Roger reports and you go back and you read the statements that are published. But there really is true value here, and the team has never been more excited about trying to unlock that value by focusing all these three steps to ultimately get the company to a positive EBIT because that is where the critical value lies.

So a critical difference in our approach to achieve these objectives, we need a lot more focus and outreach, but that outreach has got to be positioned differently. It's got to be positioned inside of our industry, inside of our market, with our end-user, customer base, with a lot more customer intimacy and stakeholder level participation than we have ever had. And when we do this, we think -- we take this approach, we think it's going to really allow us to maximize the position that we've achieved and rightly earned to this point. And so talk for a minute maybe about, so how are we going to do that and what's going to be different?

So before I talk about what's going to be different, let's talk about what's not changed, right. Because I talked about the changes and the progress, but there's a lot that hasn't changed, right. We still have the same executive team driving technology, sales and marketing, manufacturing, operations in general, finance. We really have the same team intact with the same focus and even more focus and commitment in the areas I just touched on.

We still have the team to beat. There's no doubt about that in my mind, particularly in the areas of chemistry, advanced technology, software and engineering, still have the team to beat in sales from an experience point of view, customer intimacy, second to none. We still have complete focus on delivering quality products to our customers, to our manufacturing organization, where we continue to invest there today. And that's something that we said we were going to do, and we have not stepped off that pedal.

But what are some of the things that we are going to be expect to change. Perhaps I'll tell you these things. They may not be so obvious to you sort of outside the company, but inside the company, there's a lot of dynamic shifts. And one of those is a real shift in our point of view when we caucus here in the company at our staff meetings, in our product manager meetings around our growth plans and whatever we come together as a team, we start asking ourselves, what is -- what would the leading company in trace detection do in this case? How would the leading trace detection company in the industry address this issue or answer this question?

We really are making a conscious forceful effort to sort of put ourselves there on that stage and try to see if we answer those questions differently. And shockingly, oftentimes we find ourselves doing that. And that's a really good thing. We're shifting from that sort of maniacal focus on creating demand everywhere in the world to fulfillment because this is a really -- this is a big shift. I mean, we've got a big backlog to fill. And it's not like we're going to lose our passion to create new market opportunity. I'm going to invite Bob to say a few words about that in a second because that's going to be a big part of the role he's going to play with us. But even there, we're going to be focused. And we're not going to lose our passion for demand creation, but we're going to really shift our attention toward fulfillment, okay.

And that's very, very big behavioral change inside the company. But I think you're going to see over time as on a quarterly basis, less cash consumption from lines of credit, more profitable month-over-month, ultimately quarter-over-quarter, we're going to start putting together profits for a year.

One of the other things, the shift in the balance, and I just said it, from cash consumption to cash preservation, that's step one. And ultimately, the goal is to get some cash generation. And that is really the mission that we're trying to get on to, to create that intrinsic value in the company.

And finally, there's going to be a very large shift, and this might come to one of the things that's going to be most noticeable to the shareholders out there, at least some of you, is from building strong financial relationships in that industry to building very, very strong customer and industry relationships and partnerships through inviting Bob to go from being a member of our Board of Directors to our new Executive Vice President.

And at this time, I would just like to pause for a minute and invite Bob to say a few words.

Robert Liscouski^ Thanks, Bill. I just want to echo Bill's sentiments in terms of the focus of the company and then talk about where we think we can leverage the great things that we've done over the past several years now.

When we start talking about the great -- this company having the best technology out there and that's not an overstatement. I mean, that's been acknowledged through by our client, the TSA and the TSL, in particular through the trucking process, that we absolutely have the best trace detection technology in the marketplace today.

The paradox we have is that absolutely nobody knows this company outside of a few folks within the government, particularly the TSA, and their -- some of our customers abroad, obviously, and we need to change that. Because we need to be leveraging the success and the hard work that the engineering team has achieved to help the sales teams do what they can do best, which is getting our revenue generated. They need the support of getting this brand that this company built where it becomes recognized for what it has achieved as the leader of the best explosive trace detection technology. And that's what my primary mission is going to be is helping the company achieve the brand recognition, going out and evangelizing and building that brand awareness in the marketplace by really aligning with our customers.

Historically, I would tell you that I think, and I think this is a fair statement, that we've always been aligned with the engineering community. The SMTs and the TSL that really understood how hard we were working to try to achieve the standards that they had set forth for us to be tested against. And now it's really time for us to focus on the end-user community and align the company with the real mission, the first preventers, the first responders, those folks who are really on the front line of defense in our nation as well as other nations with which we're aligned across the globe. We need to build that connection so we get them talking about how great our technology is and really advocating for us out there in the community.

Darryl Jones and his team have got some tremendous opportunity that they're pursuing in Europe and elsewhere that I look at the efforts that we want to try to bring for brand veneration, branding the company, that help him get those wins across the finish line because we know that we can do it and that oftentimes, we're up against pretty tough competitors that are telling our potential clients things about us that we're too small or we're too new or we don't have the financial backing that we necessarily need to succeed.

Those are all myths. We are small, but we are tough, right. We've demonstrated you don't have to be big to have the best technology. And we're going to win against them every single time we can. We've got to get our clients out there and our customers to believe in the story and the reality that we have as a company. So that's going to be my job working with the great team that we have.

We're not going to lose focus on the fundamentals as Bill indicated. The customer alignment, the execution, getting cost aligned with revenue. Those are all things every company has to do. We're going to be really focused on that. So I'm not going to be looking to do this with a big drain on resources. We're fortunate to be able to use social media, the marketing outlets that we have and other media that we're going to get at to get our brand out there. We're going to be doing more speaking, more conferences and taking advantage of our stature as a small company that's a leader in this space, to get on that pulpit so we can really start talking about the great thing that we're doing.

A small note on the new markets. I know many of you think about the things that we've been able to do and the existing ETD space and want to know why can't we scale into other markets, most precisely what we're going to be looking at doing. As you well know, our B220 is not just capable of detecting explosives out there, but clearly, the drug detection space, we're a new entrant in that world as well, and we plan on exploiting those technical capabilities to really start penetrating into that space.

The federal market here, the state and the local markets clearly have a very robust drug mission, and we need to be very closely aligned with that. Historically, we've never even touched it. We just didn't have the capability nor really did we want to divert our focus from ETD. But we need to be generating those new markets, and we're going to be exploiting our capabilities to help us really start attacking and winning contracts in the drug-detection space.

We're also going to be focusing outside of the federal TSA space with our ETD technology into local law enforcement, DoD, other U.S. government agencies for which we think we can build a very good business case as to why our technology should be implemented as part of their protection standards.

And we're looking at commercial. We've talked about soft targets in the past. We've talked about commercial. We've taken a stab at trying to do that, and quite candidly, we weren't very focused on it, and we weren't successful. We think the timing for right now into that space is really aligned with where we can make some sales.

We all know the unfortunate events that are going around the world with ISIS and others in which the threat of terrorist events are clearly never diminished and potentially have never been at a higher potential threat level than they have been than they are currently at. And we can be right there on the front line to help our nation's first preventers to be prepared for those types of attacks. We know that our technology can make a difference in protecting this nation, and we're going to continue to pursue those opportunities.

The international markets, as Bill alluded to earlier with ECAC, there's tremendous opportunity out there. It comes with some challenges for us. We know that we've got to go out there and, again, build our brand in each and every one of those ECAC markets to make sure that we can level the playing field with our competitors. We're going to be batting them on their home turf, and we know we've got to take a real hard run at them, and we're going to do it very focused, like as I indicated, very much coinciding and in concert with Darryl Jones's team to make sure we can support his sales efforts where we can get the greatest opportunity for success.

So I'll sum up my comments now and look forward to questions that you may have. But thank you, Bill, for the opportunity to address the shareholders.

William McGann^ Thank you, Bob. I look forward to building a strong relationship with you and your efforts and helping us really galvanize all the functions in the company around that mission. So that is key shift and a big emphasis of ours.

One of the final things that I feel like I must address around the change is sort of a shift in the investor relations approach that we've obviously been demonstrating in recent weeks. I know that the shareholder base today is very accustomed to having regular, and in some cases, very frequent direct access to the office of the CEO. That is something that we're just not going to be able to accommodate given our bandwidth and this laser focus that we have on our mission as we're trying to describe to you.

What you can expect from us is we are going to continue to put out press releases on material events that affect the company. And if deemed so, and we have major material events and we decide we need to have a conference call, we'll decide to do that as well to keep everybody fully updated, and we look forward to having very dynamic and robust earning calls on a quarterly basis.

So I think that really has to be something that we're going to continue to focus on. I know that this has been very different. We recognize that, and we sincerely hope that all the shareholders recognize that it is critical given our stated focus on the business and the markets the way we're describing them to you today.

A couple of other quick points, and then I'll open it up for questions as well is I'm assuming people probably are going to ask a question about the extension of the line of credit with our lenders, DMRJ or Platinum Partners, and we are actively working on that as we speak, and we do not see any impediments or obstacles to achieving that well in advance of the deadline. So there may be more questions that one of us can answer, but we are basically in line with getting that done.

I know everybody wants to talk about the TSA and what's going on with the protests. Me too. I want to know. And well, I'll say a couple of things about TSA. First of all, just in case everybody doesn't realize it, is that when these events happen with the GAO, there's actually a bound legal requirement to not speak about it. It's called a gag order. And we are bound, the other protesting or plaintiff is bound and the TSA is bound, okay.

And so what we can say is that the GAO is in its deliberation process right now, and we do expect to hear something from them very soon. I mean, on their website, they say they're supposed to have this result on or by or on or before March 4. We remain hopeful that, that information could be forthcoming any day now. But we really don't know anything -- and if we did, nor could be report it. But I'm telling you, we don't know.

On the TSA front, we've had some pretty good stuff going on. Last week, we were invited by the new CTO for the OSC, Office of Security Capabilities, is Jill Vaughan, and she has recently in the past month and a half replaced John Sanders. I think you probably have heard that name from previous calls.

And Todd Silvestri and I made the trip to sit with Jill, and she was very engaged. And being small business in her space with the most recent accomplishments on getting on to the QPL with the new standards, she was really interested in our views of their process, things that we felt worked really well, things that we would like to recommend doing differently, ways in which we could suggest having a true spirit of partnership with between the industry and the stakeholders and the government. And again, it was a very, very constructive meeting, and this is an area where I believe Bob will continue to help us there being in Washington.

And finally, I'll just come back to ending where I started, and that is that on the sales side, the numbers here this quarter presented by Roger are bad. I mean, they're -- it's still more of the same for Implant Sciences going back as many quarters as you can probably recount. But our backlog is robust. And the opportunities to get more backlog on top of that right now with all of the tenders that we are currently competing in, and of course, we're not going to win them all. But the market opportunities are very large, and they dwarf candidly the current order we have in our backlog for TSA.

So we believe we're well positioned with all of our recent progress and approvals to win our fair share of those orders. And Darryl and the team, with the support of everybody else here, is going to do their best to win more than our fair share.

So with that, I'd like to close and like to thank each of you for your continued support of the company. I'd like to thank our lenders, DMRJ and Platinum Partners, for their continued support. It's been a long journey for everybody. I know people get a bit exhausted and tired at times, but we're here and we're passionate about what we're doing, and we believe in it. So I'd like to, at this point, thank everybody once again and open up the floor for questions.

Operator (Operator Instructions)

Stand by for your first question, which comes from the line of Mark Jordan.

Mark Jordan^ Good afternoon, Bill. First, I'd like to say that I'd like to thank your predecessor, Glenn. I think one of the -- his enduring legacy will be the strong management team that he's been -- he was able to attract to the company and that Implant will be well served by that group that's in place there right now.

My question centers around your production plans. If you were to make the assumption that March 1 was the date that you receive or the protest is overturned and you're able to execute on your TSA contract, how do you plan to manufacture against that demand? Do you foresee a -- on a monthly basis, a steady-state production rate? Could you give us some sense of how many units you would like to do on a monthly basis and would that be steady-state for the term of the contract? Any color you could offer in that area would be helpful.

William McGann^ Yes, sure, Mark. And thank you for the question and the comment. I mean I think we agree with the comment. Glenn did bring this team together and that needs to be recognized.

Regarding the production capacity, the assumptions that we're making, we don't talk about the numbers because we shouldn't, and we don't talk about the locations because we can't. But we're still operating on the same paradigm that we had when we negotiated the award back in November, and basically, this has been an exercise in us managing our supply chain for this basically 100-day delay.

So we don't have any issues with turning on the spigot to deliver units right away once the delivery order is turned back on. And then it's really a matter of, as we do every day, continue to manage the supply chain to build that steady-state flow, and that is the assumption that we're making. We have not moved off of the rate of delivery that we had originally negotiated in the contract.

Now I have to say, we haven't spoken to TSA about this, A, because we're not allowed to. And once the delivery order is turned back on, we'll have to have those discussions, and we may have some opportunities to accelerate. And they may have other ideas depending on the airport designations, are we going all to category X airports where you put hundreds of systems in, in a go or do you go to all the category for airports, where you put in onesie-twosies in like 37 airports.

So I mean, it's a -- that's always been up in the air, and this GAO protest deliberation has really just put those discussions on hold. So I don't have any more factual information than that, but we have not changed our assumptions.

Mark Jordan^ Could you say, your historical assumptions, what was the production period for this first contract?

William McGann^ Yes, it was -- I think it was 10 months.

Roger Deschenes^ Yes, it's correct.

Mark Jordan^ ECAC, you started to talk more specifically about the opportunity you see there. What is the catalyst that is driving what seems to be a significant increase in interest in explosive trace detection consumption in the European markets?

William McGann^ I'm going to allow Darryl Jones to start that conversation, and we'll see how that goes.

Darryl Jones^ Mark, this is Darryl. Thanks for that question. So over the last 20 years, there has been talk about how to bring together the European countries to come up with a plan to deploy ETD similar to the way TSA has done it. That is to get it embedded into the checkpoint and the whole baggage process. And it's just taking a long time to finally get to the point where they have agreed on the regulation -- the regulations that need to be put in place for the trial periods and the types of trials and the rest, et cetera. That has been done. That has been accomplished for air cargo and for checkpoint and hold baggage as well.

And now, there is kind of a push, I would say a mandate, and by the way, ETD is primarily driven on a mandate basis, for those -- for the first round of deployments to happen this year. So there's a feverish pitch, if you will, by all the companies that have passed certifications for -- in ECAC for that to happen. And so that is -- this is kind of like a bolus like Dr. McMann -- Dr. McGann, I'm sorry, had stated that this activity is kind of unprecedented in the ETD sector. We've never seen it like this before. So it's on. It's going on right now.

William McGann^ So there's a little sidebar to this, Mark, where -- so, as Darryl said, it's been a 20-year journey with ECAC. In 1994, there was an original meeting in Bordeaux that I actually intended, believe it or not. And this is when ECAC was going to actually happen. And it's been the 20-year vision that never happened. And so when Darryl and the team came to me this year, even as COO going back six or eight months and saying, ECAC is going to happen, I was like, yes, right.

And so, believe me, we've put a lot of challenge and a lot of pushback on, no, it's really going to happen this time, and I was like, yes, okay. But I mean, we've had many, many deep reviews. And based on our activity, our trial support in, I'm just counting off the top of my head, six countries right now. And the results that we're getting from those trials, which is really favorable, and the tenders that we're being asked to participate in by our distributors, it's looking pretty exciting.

Mark Jordan^ Okay. Two final questions for me. One, does your two competitors have any active IDIQs with TSA for desktops? And secondly, what's the schedule for your H150 redesign?

William McGann^ So first question, I don't know what my competitors are doing, but I always assume they're going to be there whenever there's an opportunity to compete, be that in TSA or anywhere else in the world. And I kind of think it would be foolish to not assume that. I think we have very, very good technical advantages, and I think the way our competitors, Bob, kind of alluded to it in his remarks, are really coming at us, and they're strong competitors. They're going to come at us saying we're a little tiny, weak financial company, and they can't deliver product at a faster rate than we do and blah, blah, blah.

And I mean they're doing what they can, but it's interesting, we've really changed the dynamic in the industry here. People aren't criticizing how well our systems perform both in the detection performance in the laboratory, nor are they complaining about how well they work in the field, and that's a really big deal. So I think that that's how the basis we're going to compete. And we're always going to assume they're there.

The second question was about the new product developments. Generally, we don't talk about our commercialization efforts, but what I will say -- I mean, in terms of time lines and schedules and things like that, and that's a good practice for competitive reasons as well. But what I will say is I have personally been checking in and looking at the testing and sort of early stages of the performance evaluation of the system, and it looks amazing to me.

Operator^ And your next question comes from the line of [Tim Shems].

Tim Shems^ I'd like to ask a few questions about the protest. I assume that there are parts of the protest process that are public information. And specifically, what is the issue? What is the -- what are the issues or the claims that the protestor has lodged? Who is the protestor?

And then relating to the -- I think it was 4th of March date that was given, obviously, there's plenty of experience in the federal government of protested awards, what's likely to happen on March 4? Is it likely to slide? If it's likely to slide, how long is it likely to slide? Somebody must have some probability of prevailing some idea of a public --

William McGann^ So there's about four questions there, I think, I captured. Let's see if I got them right. So on the first part about some transparency about what the claims in the protest are, unfortunately, that is not allowed to be spoken about. Only thing we can say is we're aware of what they are because, obviously, we were named to have to help respond, help the TSA respond to them. The protest was not against us. It was against TSA. And I don't think we can, on the second question, say who it was either, but you can probably surmise it was one or the other two players that's on the QPL.

In terms of the visibility around the process, I think you're right. I mean that is the date that we know as well. And I got to be honest, we're hopeful that it would have been resolved by now. But you're right also that government processes are what they are.

In terms of our experience with them, in terms of does March 4 a sticky date? I would say I don't have personal experience with that, but everybody that I talk to that does says it's probably a sticky date as opposed to something that just pushes on ad infinitum. Is it likely to maybe shift one day or two or so? Maybe. But it seems to be a pretty sticky date.

And in terms of your last or fourth question, was what is the probability. I think Dr. Jones had some statistics that says that the vast majority of times they are not upheld, and it's a low single-digit number as I recall when we looked at this, I mean but it doesn't mean it can't be upheld. But it's generally the governments and the parties involved do a pretty thorough job. So we're very optimistic at this point, sir.

Tim Shems^ Okay. Thank you.

Operator^ And your next question comes from the line of [Peter Curtis] from [BSE].

Peter Curtis^ Bill, I want to compliment you on having spoken extemporaneously instead of reading a written speech, especially as you kind of put a smiley face on a terrible quarter. I know we're in a holding pattern waiting for the larger revenues to kick in, but at the same time, it's kind of disappointing that all the expenses were out of whack this quarter.

The question, Glenn Bolduc told me a year and a half ago in Boca Raton that you guys had a new name picked out and a domain reserved. Obviously, Implant Sciences has almost nothing to do with what you're doing unless you use the word sciences. And I'm kind of eager to see that name change take place. Can you give us a status on that?

William McGann^ Well, I wouldn't say it's not on our list, but I got to be honest with you, Peter, it's not right now high on our focus list. We are working very hard to rebrand our company, as you heard Bob say, within the industry. We do have a new website. I mean, I haven't heard a lot of feedback from that, but the feedback I have gotten is that it's certainly an improvement and more progressive and more modern.

And I think to your point, ultimately, how we do the rebranding of our company in terms of name change, we haven't done anything to rebuke that work. That's a good body of work that we still possess and retain. And I think at the right time, we'll revisit it and decide to do the right thing when that time occurs.

But right now, again, my personal commitment to the company and to you as the shareholders is to -- it's really focus on delivery on the orders that we have and winning our share, hopefully, more than our share, of tenders that we have strong links and visibility to, getting a better balance against our sales revenues and our cost and really starting to drive revenue to cash, to lower and ultimately eliminate our dependency on the line of credit. I think that's good for everybody. And when we do those three things in succession, I think we start to see the light of day on EBIT, and that is really our focus.

Peter Curtis^ One quickly. Are these earnings guidance going to be part of this company's DNA at some point?

William McGann^ It never has been, and I discussed this with Roger. Try not to change too many things at once. It's not something that we see right now. The industry, as you may know, is, in itself, incredibly lumpy. Lumpy is almost a understatement, in a way. Will there be a time in the industry where we can project smooth revenues and smooth profits based on margins? I don't see that in the next 12 to 18 months.

But in a time in the future where there are lots of perhaps ECAC-like, TSA-like contracts and that takes hold in China and other parts of the world, we'll look at it like any company would. I mean, where it's appropriate and we feel like we can have a what I call a good say-do ratio, of course, we'd consider it. But right now, I mean, we kind of struggle with the say-do ratio here. So --

Peter Curtis^ Thank you.

Operator^ And your next question comes from the line of [Kenneth Rybicki].

Kenneth Rybicki^ Okay. Since nobody else has brought it up so far, I'd like to chastise you for the way that Glenn was -- whatever happened to Glenn and the press release that was like two sentences. It left me wondering, was he fired? Was he absconding with the money? Where did Glenn go and why? And I would appreciate it if -- even though you're saying you don't intend to interact as much personally with individual investors, if you could give us a little better idea of what the heck happened because it scared the daylights out of me.

And then on my question, do we have any inventory of 220s in stock that if the TSA says, "Guess what, we're ready to take them," we can send something out the door?

William McGann^ Yes, answer to the second question is yes. I think I addressed that with Mark Jordan earlier that we are ready to turn the spigot on as quickly as we can, and we are able to do so regarding the TSA.

I think -- Ken, I'm sorry, that you feel the way you do about the change, but it was a decision made by the Board of Directors. It was a process. They felt like a lot of companies do that it was time to change the focus of the company. Glenn gave this company a lot, put his heart and soul in it. We all recognize that. And a lot of the way in which it was presented and the sort of minimalist approach to the press release and stuff was really a lot to do with what he wanted as well. So I mean, we had to kind of respect all sides of this.

There was nothing nefarious going on, as you may have alluded to, but I mean, it was time for a change, it was time for a change. And the board --

Kenneth Rybicki^ But the press release didn't even say thank you for your service. And also, can you just give me a specific number of how many units are currently in inventory that we could get paid for immediately?

William McGann^ I can't give you a number, but I can tell you that we're prepared to deliver on the TSA contract. So that's the answer that I can provide you with right now.

Kenneth Rybicki^ Thank you.

Operator^ Your next question comes from the line of [Patrick Mayer].

Patrick Mayer^ Can you talk about what backlog means? That gets -- another word gets thrown around a lot. You've talked about TSA being part of the backlog, other things being part of the backlog and so just precisely what that means.

William McGann^ Sure. Well, it does mean what you suggested. The biggest chunk of our backlog is TSA. It's millions of dollars. And we have other backlog, which is delivery of other products, like the handheld example around the world. But by far, the biggest dollar volume of our backlog is that TSA contract that the other shareholder two calls ago -- two questions ago alluded to.

We are in this delay, which is very unfortunate. So moving on to 100 days now where those revenues could have really dearly helped our cause here in getting cash flow into the company sooner and really helping us on our journey that has not happened. It is what it is, but we are sitting ready to serve with a pretty healthy backlog.

And I'll say it again. I think the backlog is going to grow a lot because of what's happening in Europe. This is -- it is unprecedented, and I don't think it's an exaggeration to state that country by country, the number of ETD units is completely our total available market in any one 12-month period. Looking back, I don't know how long you've been a shareholder.

But I can guarantee you, not in the past of you being a shareholder have you had more opportunity in front of you for this company to deliver on revenues. So that's how I see that because looking at the industry for a couple of decades, I can't think of another time where there was that much opportunities in diverse orders, and it's really starting to take. And I think you're going to see that happen in China, too, going forward.

Patrick Mayer^ Yes. So what I mean is this is that so -- there's a commitment to deliver 1,170 initial, right, 220s to the -- so that is considered a backlog. So if you talk about backlog in relation to other opportunities, does that mean there are commitments to deliver? Or does that mean you're working on sales opportunities? Does that mean --

William McGann^ Yes, I'm going to let Darryl address that. Yes. Got it. Darryl's got it. He'll address it.

Darryl Jones^ Great question. So what sometimes happens is you receive purchase orders. And what we try to do -- you have to try -- you have to do is make them executable. In our space, there are multiple steps that need to take place. One, depending on the country that you're sending it to, you need to get an export license. You obviously have to finalize a commitment on the terms. There's a lot of other paperwork that needs to be in place. So we get a purchase order, and sometimes it just takes weeks to months to just complete all of that and make it an executable order. Besides the TSA, I'm very pleased with what I'm calling is the backlog, but it is going to be executable in the very near future.

William McGann^ So we're not just saying POs are not backlog, but when we know we have clear to ship, sight of the money, all the export control work done, everything ready to go just lining up the production orders in the factory, we call that backlog.

Patrick Mayer^ Excellent. Thank you.

Operator^ And your next question comes from the line of Tim Shems.

Tim Shems^ I have a question about the number of shares mentioned in the income statement, the weighted average. It went from 59 million to 71 million. Could you comment on what caused that increase?

Roger Deschenes^ Yes, this is Roger, Tim. Yes, this is the result of some conversion of the debt by Platinum during the quarter.

Tim Shems^ And how much more convertibility is there in the Platinum debt? Are there a lot -- can they convert a lot into a lot more shares then going forward?

Roger Deschenes^ Well, yes, they have just about $3.2 million of debt they can convert at $0.08, and there's interest on that debt that they can also convert at $0.08. So there's still quite a few shares, a number of shares that they can convert going forward.

Tim Shems^ So if my math is roughly correct, it could almost double the number of shares outstanding, the conversion by Platinum? Is that about right?

Roger Deschenes^ That's about right, Tim, yes.

Tim Shems^ It could go to 120 million or something like that. Wow. And would that eliminate all of the Platinum debt? Is it all convertible?

Roger Deschenes^ Well, parts of it are. It's a one piece. It's convertible at $0.08 at $3.2 million. There are two $12 million notes. That one is convertible at $1.09, the other is convertible at $1.18. And then there's a secured note for $1 million, which is not convertible and then the line of credit is not convertible.

Tim Shems^ But most of it convertible at $0.08?

Roger Deschenes^ Well, no. Roughly $3.2 million and the interest on that debt is convertible at $0.08. The two $12 million notes, one is convertible at $1.09 and the second is convertible at $1.18.

Tim Shems^ Okay, okay. So I think you got about $10-more million from each of those, the $1.09.

Roger Deschenes^ Yes.

Tim Shems^ Wow, okay. Thank you.

Operator^ There are no further questions at the moment.

(Operator Instructions)

And your next call comes from the line of [Sean Sullivan].

Sean Sullivan^ My question is related to ECAC. There presumably is public information related to the certifications or the qualifications that come from ECAC. And I'd like to know, are you aware of Smith or Morpho getting whatever qualifications is required by the ECAC countries?

Darryl Jones^ Yes, this is Darryl. Certainly, there are different flavors of ECAC. Although, primarily, it's the passenger and the cargo. And Smith has a unit that's passed ECAC. Morpho has also passed ECAC. We are -- I'm looking here. We are -- Morpho has passed ECAC passenger for their new [non-red]. Bruker has also passed the ECAC for non-red. This is all public information. And we have, and Smith has not. We are the only one that is on the cargo side of ECAC.

Sean Sullivan^ Okay. So how big an opportunity is cargo? We certainly haven't done too well in cargo here in the U.S., although we were anticipating over the -- ever since we got the qualification that we'd sell into that space, we have not sold very much. So --

Darryl Jones^ I'll respond to that. Again -- because we mentioned this on another call. We were qualified at the end of October, I think it was last year, and then the mandate was up by the end of the year. We did pretty well for like a two-month period. That was mostly the onesie-twosie orders, okay. That was the new -- some of the new entrants into the marketplace. And they would -- like I said, they would buy one or two.

Some of the larger players had already had ETD, and they wanted to replenish or recap their fleet. That is still ongoing. So cargo is still open.

To answer the ECAC question, it's kind of a blended approach in Europe. And so you have the opportunity to sell the checkpoint and cargo. The differentiation is not as clear, and so it makes this very advantageous for us because we're the only one that have passed both of them. And it's non-red. And the non-red is a big thing over there. So with us, they can buy the unit and decide where to deploy it after they purchase it.

Sean Sullivan^ I have one other follow-on question. The IDIQ from the TSA is $162 million. That's a long way from what the contract for 1,170 units will pay. Is there any indication that they'll come back to the market or to us and order more based on $162 million IDIQ?

William McGann^ Not at this time, Sean, no. We've tried to synthesize why that number two, but that's what it is. But not at this time.

Sean Sullivan^ Okay. A mystery number. Okay.

William McGann^ Well, it's a mystery it's a big number.

Sean Sullivan^ Sure is, a big mystery. Thank you, Darryl. Thanks, Bill.

Operator^ Your next question is from the line of [Vincent Quark].

Vincent Quark^ I've been a long-time investor at IMSC. It's been about two years actually. And I think it's been really exciting. Congratulations on all the accomplishments.

I have a couple of questions. The first question is you had mentioned kind of in your prepared statement that the line with DMRJ, you're working on that. So are we -- can we assume that the lender of choice is going to be DMRJ? And has the TSA IDIQ given company -- the company leverage to sign a better interest rate than 15%?

Roger Deschenes^ Yes, this is Roger, Vincent. Again, the credit facility with DMRJ matures on the 31st of March, and we firmly believe that we'll be able to execute an extension to that. And again, given where we are financially, they are pretty much the only game in town. I mean -- and they've been very supportive of us. And obviously, we're going to try to reduce the interest rate with them, but at this point, we need to continue to work with them.

Vincent Quark^ Okay, I see. And I guess my concern with that is, with the interest rate of 15%, are we looking at future loans with interest rate that is just -- that is not convertible? Or is conversion still somewhere in the thought process with the loan?

Roger Deschenes^ Well, again, the $0.08 share price was really established back in 2009. So that's going back five years. And presently, we don't see converting anymore of the debt that's -- or the line of credit into convertible debt. So we'll continue to borrow against the line. And the interest rate is currently 15%. And we're going to assume that it will be 15% on the extension. If we can do better, we'll do better, but that's basically where we think we're going to end up.

Vincent Quark^ Okay. And then the other question I had was have been -- I understand that the orders and the revenues with government business is difficult to predict, but when we had spoken to Glenn earlier, actually, the company had thought of possibly being EBITDA-positive almost a year ago. Now, obviously, that didn't happen. And the question is, when do we see that being a possibility? I guess, the TSA -- I'm sorry, go ahead.

William McGann^ I'm going to say finish your question. Sorry.

Vincent Quark^ All right. I'm assuming with TSA, if we deliver about 100 units per month or -- over a 10-month period, as previously scheduled, we're talking somewhere, I don't know, revenue of $10 million to $12 million, I would guess. Do we still see that happening?

William McGann^ So the TSA order does help smooth things out a lot, obviously, for that period of time delivery. And right now, we are really focused on that mission of getting to positive EBIT. And I think the way I've laid it out is the way we'd like to stay focused on it right now instead of making predictions.

We know exactly what we need to do. We need to be able to execute on the orders we have and some of the great opportunities Darryl is talking about. I know I sound a little bit like a broken record, but we definitely have to take a hard look and readjust our emphasis on where we invest and where we don't and get some better cost controls and better operating rhythm around that, which we will do.

And as the cash starts to flow in from the orders that we have in our backlog, we're going to apply those dollars from a cash perspective in a very smart way to make sure we can leverage them into more receivables that we can turn into cash, and that really starts to accelerate our path toward EBIT.

So if you ask me, is it possible that in FY 2016 we could become EBIT positive? Sure. Do I believe we'll have some quarters where we're EBIT-positive? Absolutely. Do I -- can I make a -- give guidance or say that we're going to absolutely nail it? I don't know. And when we do know, we will communicate that. But right now, we're still trying to figure out exactly what that path looks like. And there's a lot of uncertainty because of the timing of the orders and the other things in the process that go along with that. But I hope that's not -- that's a real answer as best we can do.

Vincent Quark^ And two more questions, and I'll get in the line [queue here]. Previously, there was a press release about how the CATSA had visited the company. What's the progress of that? Is Canada a large market for us or not so much?

William McGann^ Well, listen, it's a good market. Large is an operative word. It looks like there are opportunities in -- I'm looking at Darryl in the fall for order tender in the, I don't know, is it October time frame perhaps?

Darryl Jones^ Typically.

William McGann^ Something in the fall when we think that their new budget will be available to compete. And we maintain a good relationship with them. They're happy with our system.

Vincent Quark^ Okay. And I guess my last question is probably for Robert Liscouski here. And we've got wonderful technology. The question is, are we leveraging that technology with any other companies? Or is that even a possibility? Is that something that we're looking into?

Robert Liscouski^ So, yes, it's a very good question, and I wanted to address, so I'm glad you brought it up. We clearly want to look at the partnerships with companies that we can leverage our technology with. We can go beyond where we are today by looking at opportunities. And as we had historically, it's not like we haven't done it. We've had previous conversations with Raytheon, I think was probably -- was mentioned previously.

And companies even look at this from their perspective, and they're going to say for whatever reason they may not want to move forward with a systems approach, we're going to be more aggressive at looking in companies that we think are out there that are leading in the space with solutions that we think we could be complementary to.

I won't go too far in talking about which companies or, but I'll just tell you broadly. There are opportunities for us to partner with companies that have already established channels and sales, and that's precisely where we're going to be leveraging our efforts. So we can maximize our exposure off the hard work that they've already done to establish their reputation and the efficacy of their own technologies and then be able to complement them with our technology. So clearly, that's going to be one of the major focuses of our efforts in the very short term.

William McGann^ I can give you two quick follow-on examples, some more specific than others, but there's at least one example where this happens to us somewhat ad hoc, somewhat opportunistically, where we bid and other competitors bid on contracts around the world. And let's say we don't -- we're not successful in that bid because the other company had sort of a full basket of offerings. They could offer the whole -- all the kit, right.

And there's at least one example, maybe two, I'm trying to think of them specifically, where the end user that awarded the contract to our competitor came back and said, we're going to give you the award, but we want Implant Sciences device instead of your version of that device. And we'll give you the award, but you have to include their product in your basket. So that actually happens. And it's a fact, okay.

So when we look at that, we go, hmm, well, when that bell rings, we should be trying to think strategically. This is what the point that Bob was making. I mean, there are players out there where we actually could proactively do this with versus just waiting for it to sort of trip across your threshold. And so that's one of the things that we're going to be focusing on.

And the other thing finally, very quickly, is -- I know we haven't said a lot about it in this call, but we have received an award for a couple of million bucks to integrate our technology with other technologies for high-throughput screening through the Department of Homeland Security, Science and Technology Broad Agency Announcement. And we are still in the process, slow government process, guys, to get that award turned on, but we expect that award to be fully turned on in -- by the new fiscal year, for sure.

Vincent Quark^ I guess that leads to one other question, and that is Mr. Liscouski had mentioned the company is focusing on other prospects like drug detection. How long do you see -- I mean, we've talked about soft targets since I started investing in this company, and it seems like it's been going on forever.

But the progress has been not as fast as we would want it to be. What are we talking about in terms of timeline for Implant to be integrated into something like a soft target or a sporting event or a law enforcement? It's been an ongoing conversation, but we haven't seen much progress.

William McGann^ Do you want to take that, Bob? Or do you want me to cover it?

Robert Liscouski^ Yes, sure, Bill. No, no, I'll start it off, and you can fill in the gaps. So it's difficult to understand from where we sit. Oftentimes to be -- appears to be very logical opportunity for protection. And the soft targets particularly, the concern was heightened after the Boston Marathon bombing.

And if I put my government hat back on, I would tell you that there's clearly a need for technology such as ours to be deployed as soft target, whether it be arenas or sporting events or concerts or any other kind of public gathering place. There's clearly a need for it.

I would tell you that the threat spectrum is clearly oriented toward soft targets. You have homegrown violent extremists. You have the lone-wolf category of extremism. All that could target very easily soft targets and is example of how it's been done. It's difficult to explain why there hasn't been a specific uptake on the technology.

Historically, people -- organizers have gone on to use lower-tech methodologies, such as people to be able to screen. And I would -- I could tell you that in my opinion, they're not particularly effective, but they are physical deterrents and, therefore, maybe perception.

But in terms of augmenting those types of things at stadiums and concert halls and what have you, I still believe there's a big need for it. And we're going to continue to press it. I believe we have a responsibility to do it because I think our technology has a major play there. So we're not going to pass the opportunity.

I really wish I could give you a very logical reason as to why there hasn't been greater uptake of not just our technology but of any more enhanced screening technologies. One is a practical matter. It's a scaling issue.

Just as an aside, you look at some of these sporting events and you look at NFL games in particular, the biggest crush of attendees at the event is on the gate virtually 15 minutes before kickoff. Because everybody is in the parking lot, they've got their tailgate parties, getting their last inexpensive beer before they go into the stadium, and then there's this huge crush of people that go into the stadiums.

Screening in that regard is pretty daunting. It doesn't mean you can't do it, but the owners of the stadiums or the owners of the teams haven't felt the compelling need to do that. The way we think we can have an impact on that is by working with the NFL and other standards developers, such as the MLB and other major league organizations, that can sensitize the NFL owners as to why they should be using this technology.

So there's a number of different ways to approach it. Now that I'm doing this full time for the company, I can tell you that, that, too, is going to be an emphasis. I've got good reach into those folks. I'm not a silver bullet. I don't want to raise an expectation that I can't deliver. But clearly, we can have that conversation in a very credible way to continue to try to push that. Bill?

William McGann^ No, I've got nothing to add to that.

Vincent Quark^ Thank you. Thank you for your time, gentlemen.

Operator^ And the next person to ask a question is [Jacob Jacobi], could you please ask one question and one follow-up, thank you.

Jacob Jacobi^ Thank you very much. Bob Liscouski just answered one of my questions, so I just have one last question, if I could. The threat of cutting off the funding to DHS, obviously, that's something I'm sure you have been taking very seriously. Is there any contingency plan or anything we can do to minimize the effect of this?

William McGann^ Well, I don't think that there's any immediate impact on what we're focusing on here in the next, call it, 12 months. Obviously, we keep our ears to the ground and interact appropriately with government stakeholders, people on the hill whenever it's appropriate.

But mostly, our focus is to work with people in the agencies, sort of a bottoms-up, tops-down approach. If you work with people in the agencies and have some limited but effective interaction with people on the Hill, you kind of meet somewhere in the middle, and that generally has always served -- it's always served me well, anyway, in the past.

And so I would say we're not -- obviously, we're aware of some of the stuff going on in Washington in that regard, and Bob is intimately aware of it. But I wouldn't say it gives us great concern right now. I mean, I think the DHS is obviously looking at how their S&T branch interacts more effectively with people that set requirements and things like that.

This is some of the conversations that Todd Silvestri and I had with the CTO at Office of Security Capabilities last week in Washington. So beyond trying to keep in tune with it, we're -- again, we're pretty focused on what we have in front of us because that's really the path to get where we want to go right now.

Jacob Jacobi^ Very good, I have been -- I am very hopeful and have -- a lot of what I heard on this conference and we look forward to a much brighter future hopefully.

William McGann^ Thank you.

Jacob Jacobi^ Thank you very much.

Operator^ Your next question comes from the line of [Albi Bathegin]. Please go ahead

Albi Bathegin^ Good afternoon. I've been a long-time investor -- shareholder of Implant going back six years now. A couple of questions. First, with regards to the dilutions factor of DMRJ. Now I understand that DMRJ, is the [patent partners only fairly encounter], and they have been for awhile.

The question is with the potential dilution of doubling the amount of outstanding shares, which is quite concerning, are there any plans or any hopes of any type of negotiating with them that could reduce the potential dilution in the future? I know that there's also debt or payable notes that the company is paying interest on in addition to the potential dilution, but the dilution, I believe, is the primary concern of mine, considering that one entity can simply double the number of outstanding shares. I have a follow-on question, so I'll let you answer that. And I'll ask you the follow-on question.

Roger Deschenes^ Yes, Albi. Again, the dilution basically dates back to five years ago. And while we prefer to not have this dilution, this is the state we find ourselves in. And I don't believe we would be able to convince DMRJ to step back from that position. If I were in his shoes, I would not step back from their position. They've been supporting us for a better part of six years now. And it's incumbent upon us to get our sales rubbed up and create, as Bill mentioned earlier, intrinsic value going forward.

Albi Bathegin^ Okay. The other question that I have is there's been always a lot of confidence and beliefs in the company's product and the potential RFPs and purchase orders by the management dating back and all the way to the present call that we're on right now.

However, I've never really seen -- noticed that there's been any confidence put in to the company by the of insider purchase of the stock. Now can you comment on that? Are there any plans or any particular reason why so many prominent people in a position of leadership with this company has not put in, I guess, their confidence and belief into the company by the way of purchasing shares in the open market as all the other investors have?

William McGann^ Well, I mean, I think personal choices are important. I mean, the people in this company sitting here today are never more committed than anybody else I know to be part of this company. It's just personal choices that we've made as individuals. I mean, I think there are lots of people in the company that own stock.

I mean, for individual, it's a choice about how complex do you want to make your investment portfolio, how much you're going to leverage some part of your life into your work versus other things. I mean, it's all kinds of incentives, I mean, for the employees and for the executive team. I don't really know how to give you a specific answer on that. But I mean, nobody wants to put all their eggs in one basket. I mean, we're putting our heart and souls into this company right now.

Albi Bathegin^ I agree with that comment, and I also believe that the stock is a fairly -- I mean, I think cheap is not the right word, but it is very inexpensive considering the potential. And many other companies out there do it. I don't necessarily -- I'm asking for somebody to put all their eggs in the same basket.

But at the same time, I think that will, I guess, resonate with investors when investors see that the company [started] believing -- they're actually putting dollars on the line. So I guess that's where I was just trying to go. But I understand that it's personal choice, it's just that something that you see out there in other industries and other companies and just wanted to see if there's any particular reason.

William McGann^ Yes, I mean, these things always can -- you can wonder about them forever, but I mean, a lot of us came here because we believe in the company and made pretty big reductions in our earning potential to come here. And I don't want to speak for other people, but I mean, I know that I did that. I mean, my God. I didn't even ask Glenn for a salary negotiation. When I came here, I just said, give me whatever you can because it was so far off of what I was making and what I was capable of earning. It was not even a topic in the conversation.

So I mean -- and I'm not the only one here that has that position. So we're really making a real big personal commitment in our lives to try to do something that we care very passionately about. And we all have our own personal reasons for doing it. Yes, we'd like to make some money in the end, but right now, we're here slugging it out.

Roger Deschenes^ And I think we're appropriately incentivized with our stock options that are public to bring the shareholder value up, and so there you have it.

Albi Bathegin^ I appreciate that lovely effort. Thank very much.

William McGann^ Thank you.

Roger Deschenes^ Thank you.

Operator^ Your next question comes from the line of [Irvin Jacobi].

Irvin Jacobi^ Thank you very much for taking questions. My question is related to the technology, and that is, are there any research efforts being extended for medical indications? Certainly, there are a number of small molecules that would be helpful to be detected, such as ammonia and keto acids and so forth as well as various proteins. So are there indications -- or I should say are there efforts in the medical sphere to broaden the availability of molecules that would be available for a purchaser to purchase, say, handheld unit for medical indications?

William McGann^ So I really want to thank you for asking a science question. Thank you.

Irvin Jacobi^ You're welcome. I've been a shareholder since Implant Sciences was selling Raytheon implants for breast cancer.

William McGann^ There you go. Raytheon therapy stuff. Yes. Yes, sure.

Irvin Jacobi^ That's how far back I go, but I'm also in the disaster field. So my own background has a double interest in the history of the company as well as the current status. So --

William McGann^ Sure. Like many of us, I mean, this is a real sort of dual-purpose sense of commitment in this company. It's a job, but it's really -- you have to have more than just that willingness to be here, trust me.

Yes, so I have a lot of experience with that in my own past about what's a small molecule and where is IMS technology most effective and what applications outside of the traditional physical security, drug detection, toxic industrial chemicals, explosives, et cetera.

And there are. But much like what Bob described about why isn't everybody buying handheld ETDs to screen people going into sporting events or into government buildings, the technology is not widely embraced for some reason that we don't completely understand in the medical area either. And it does have some very limited and specific applications.

In fact, one of my former chief scientists in another company to be named later has gone off and started his own company doing exactly that. And he's been at it for five years, and he's enjoying himself and doing a great job at it. But it's not really in our wheelhouse right now. And our current core technology would not be at all appropriate for proteins because although some people call those small molecules, I giggled because 20,000 atomic mass units is ginormous to use a technical term for us.

I mean, we're working with molecular size cross-sections that are measured in angstroms with 300 mass units, and that's big. So it's not as robust as you might imagine, but it does have some applications that I'm aware of for looking at byproducts of chemical, residues from certain disease states. You mentioned ketoacidosis is one. That's a classic one that's been studied for years.

People have looked at it for even canine olfaction looking for skin cancers. They're not detecting the proteins necessarily, they're detecting the effluents coming out of those cancerous cells, which are living factories producing waste. And those -- some of those waste byproducts are small molecules. And so they're kind of niche-y, I guess, is what I would say.

And right now, I'll take one last victory lap, we're so maniacally focused on our mission that I don't want to get -- go back to my old scientific roots and get tempted to start doing groundbreaking missionary work. But I love the discussions. I love to talk about it. We'd never turn down an opportunity to partner with someone should they have such an opportunity, but it's not really likely in our near future to be going out there and actively pursuing that stuff.

Irvin Jacobi^ Yes, just a real quick follow-up. Something as simple as ammonia, obviously, would be a really neat thing to be able to handle. So --

William McGann^ We do it all the time. We can detect ammonia all the time.

Irvin Jacobi^ Yes. And so just having a screener because in the emergency department where I work, it requires to detect ammonia in a patient with liver failure. It requires an arterial blood gas stick to get an ammonia level or a blood that takes an hour. And if you just had a handheld device and could detect it in 30 seconds or a minute or two, you might well have a very viable product.

William McGann^ So as Bob is probably sitting on the edge of his chair saying, if you get some good ideas and some good opportunities, we can sell handheld to detect ammonia. We're there, man, because we can do that. But I mean, it's one of the --

Roger Deschenes^ Well let's talk.

William McGann^ It takes a lot more than just saying we can do it to really make it a commercial - a viable thing. That's one of the point.

Irvin Jacobi^ No, understood. That was intent of the question. What...

William McGann^ Yes, we can definitely do it. In fact, ammonia is viewed as one of the toxic industrial chemicals we detected. It's not difficult. Great question, thank you.

Irvin Jacobi^ Well, thank you very much for your answer and good luck and hopefully we'll see some progress on all spheres here.

Operator^ Your next question is from the line of Patrick Mayer.

Patrick Mayer^ Just another follow-up question. This is probably for Roger. What is the order -- if you were able to pay down the different debt tranches, what's the order that you have to pay that down? And I guess more specifically, is the $3.2 million the final piece that you're allowed to pay down?

Roger Deschenes^ Yes. I mean, obviously, the order of line of credit and the --

Patrick Mayer^ $1 million, $12 million, $12 million, $3.2 million.

Roger Deschenes^ Basically, yes, Patrick. Yes.

Patrick Mayer^ Okay. Thanks.

Roger Deschenes^ Okay, you're welcome.

William McGann^ Well, thank you, all. Very much appreciate your continued support of our mission. And we look forward to delighting you in the coming quarters, and stay tuned, give us some feedback on our website. And you'll be hearing from us soon, hopefully, on getting the TSA turned on and starting our execution. So once again, thank you, all, for joining the call today, and thank you for your support.

Operator^ Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Thank you very much. Have a very good day.